Exhibit 23.3

天 元 律 师 事 务 所

TIAN YUAN LAW FIRM

10/F, China Pacific Insurance Plaza, 28 Fengsheng Lane, Xicheng District

Beijing 100032, P. R. China

Tel: (8610) 5776-3888; Fax: (8610) 5776-3777.

Date: 7 July, 2014

JA Solar Holdings Co., Ltd.

No. 36, Jiang Chang San Road

Zhabei, Shanghai 200436

The People’s Republic of China

Dear Sirs,

We hereby consent to the use of our name under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the registration statement on Form F-3, originally filed by JA Solar Holdings Co., Ltd. on 7 July 2014, with the Securities and Exchange Commission under the Securities Act of 1933, as amended.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Tian Yuan Law Firm

Tian Yuan Law Firm